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                                                                     Exhibit 5.1


                       [LETTERHEAD OF HADDAN & ZEPFEL LLP]

                                 June 27, 2001

Eye Dynamics, Inc.
2301 205th Street, Suite 106
Torrance, CA 90501

Dear Sirs:

     You have requested our opinion with respect to certain matters in connection with the filing by Eye Dynamics, Inc. (the "Company") of a Registration Statement on Form SB-2 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of up to 3,000,000 shares of the Company's Common Stock, par value $ .001 per share (the "Shares").

     In connection with this opinion, we have examined and relied upon the Registration Statement, the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, the Warrants described in the Registration Statement, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Subscription Agreement, as amended, and the Warrants, are or will be validly issued, fully paid, and nonassessable shares of Common Stock of the Company.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Experts."


                                                  Very truly yours,

                                                  /s/ Haddan & Zepfel LLP
                                                  Haddan & Zepfel LLP